UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2012

STEINWAY MUSICAL INSTRUMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11911	35-1910745
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Street, Suite 305, Waltham, Massachusetts 02453

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(781) 894-9770

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

Steinway Musical Instruments, Inc. (the “Company”) disclosed in a Current Report on Form 8-K filed on January 23, 2012 (the “Original Report”) that the Company had reached an agreement in principle to sell its Band division. This Current Report on Form 8-K/A amends the Original Report for the purpose of disclosing the following additional information:

Update on Sale of the Band Division

The Company and the investor group led by Dana Messina and John Stoner are continuing to negotiate to execute a definitive agreement in accordance with the terms of the agreement in principle.  The book value of the Band assets expected to be sold is approximately $125 million and under the agreement in principle the consideration anticipated is approximately $76 million, which is comprised of $30 million in cash, a $7 million note of the company purchasing the Band assets, and the assumption of $25 million in pension and post employment benefit liabilities, $3 million in environmental liabilities and $11 million in other operating liabilities.  Accordingly, if the sale of the Band division were to be completed as contemplated in the agreement in principle, the disposal of Band assets could result in a pre-tax loss in the range of $48-53 million.   The amount and components of the consideration to be paid for the Band assets, as well as certain other terms, are still being negotiated by the parties and could differ from those outlined above.  No assurance can be made that a definitive agreement will be reached, that shareholder approval of the agreement, if sought, would be obtained, or that any sale will ultimately occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 14, 2012	STEINWAY MUSICAL INSTRUMENTS, INC.

	By:	/s/ Michael T. Sweeney

	Name:	Michael T. Sweeney
	Title:	President and Chief Executive Officer